                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-12)
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

              Gregory S. Junkin, Paul D. Lockyer, Scott A. Junkin
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2) of
     Schedule 14A.
[X] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-(6)(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

TO:   My Fellow Shareholders

DATE: November 14, 1996

     By now you should have received Mr. J. Thomas Whelchel's letter of October 25, 1996 regarding the removal of Mr. Paul D. Lockyer and me as the senior management of Golden Isles Financial Holdings, Inc. (the "Company").

     It is necessary to respond to Mr. Whelchel's letter for at least two reasons. First, Mr. Whelchel's letter creates the impression that Mr. Lockyer and I have done something illegal or improper in managing the affairs of the Company. This impression is false and misleading, without any foundation whatsoever. Through my attorneys, I have informed Mr. Whelchel that I consider his letter libelous and I have demanded a written apology and that a retraction be sent to all shareholders. Mr. Whelchel has not yet responded.

     Second, Mr. Whelchel is proposing in his letter to make a very significant change in the Company's goals and operations, a change that I believe could reduce the Company's prospects for growth, increase the riskiness of its operations, and ultimately jeopardize its profitability. Every shareholder should be aware of the business implications of Mr. Whelchel's letter.

     Specifically, Mr. Whelchel is proposing to limit the Company's mission to providing banking and financial services in local communities, presumably in the Glynn County area. Although Mr. Whelchel has been a director almost since the inception of the Company, he seems unaware that the Company's mission was never to be solely a community bank. As stated in our 1994 prospectus (the basis on which many of you invested), the Company was formed with the purpose of becoming a diversified financial services company operating in Georgia, other sections of the Southeast, and in other geographic areas offering attractive opportunities. The Company's business plan has always been to establish a commercial banking business and then expand into other financial services businesses that are less intensively regulated and potentially more profitable than banking, and that add income streams and cross-selling opportunities to the Company.

     If the Company abandons this business plan (which has served the Company well, as reflected in Mr. Whelchel's discussion of the Company's good overall financial position) and focuses only on local communities, the Company will be foregoing the opportunity to grow and diversify its operations beyond the expected needs of Glynn County. Without greater geographic scope, the Company will be more vulnerable to adverse economic developments in its home area. Such a limited scope may also force the Company to limit the range of services it might otherwise offer, which would increase its exposure to its core business of community banking.

     While under management by Paul Lockyer and me, the Company sought to avoid these risks through a plan of geographic and product expansion, including the start-up of mortgage banking and consumer finance subsidiaries. In the course of implementing the Company's long-standing business plan, Mr. Lockyer and I oversaw the Company's growth from total assets of only $13.1 million on December 31, 1990 to total assets of $108 million on August 31, 1996, representing an eight-fold increase in just five and one-half years. The consumer finance unit appears to be achieving our forecasts of the past year, which called for it to be operating profitably by the fourth quarter of 1996. Mr. Whelchel has acknowledged the improving performance of this unit. Although the mortgage banking unit has incurred some losses, the unit appeared to be at the point of operating profitably as of October 17, 1996 (the date of the Board's action concerning Paul and me). Overall, the Company is in a good position to realize on its investment in the start-up costs of the consumer finance and mortgage banking units. This opportunity may be greatly diminished if the Company adopts Mr. Whelchel's plan for a more limited, community-based focus, or if the professional management recruited to the Company over the past year, at considerable Company expense and time, choose to resign because of their lack of confidence in the interim management.

     Mr. Whelchel attempts to defend his proposal for a fundamental change in the Company's business plan by saying it is a return to the Company's "original mission." This is incorrect, as noted above. Mr. Whelchel also contends that the Company must change its direction because there are excessive losses in the mortgage banking unit that need to be "examined", and there are excessive costs at the holding company level. I believe Mr. Whelchel is wrong on both counts.

     Mr. Whelchel's letter fails to describe the full circumstances surrounding the mortgage banking unit. First, Mr. Whelchel has greatly overstated the amount of losses incurred with respect to mortgage banking during 1996. The $400,000 operating loss cited by Mr. Whelchel completely ignores the fact that the mortgage banking unit also generated approximately $300,000 in net interest income for our Bank. This income reduces the 1996 loss through August to approximately $100,000, on a consolidated basis. Second, Mr. Whelchel has failed to disclose that, prior to October 17, the problems in the mortgage banking unit had already been "examined" -- by the previous management team -- and decisive action had already been taken -- again by the previous management team -- to correct those problems.

     In fact, Paul Lockyer and I recognized the losses in the mortgage banking unit months ago. We proposed and obtained unanimous Board approval for a restructuring plan in September and immediately thereafter cut costs, reduced personnel and terminated the warehouse lending operation, which was a major source of the problem. In September, we projected that the mortgage banking unit would begin operating profitably (exclusive of restructuring costs) in the fourth quarter of 1996. As noted above, the information available to me confirms that this was indeed happening. By the time of the Board's action on October 17, the unit's production volume met the projections set forth in the restructuring plan and the unit seemed likely to meet our projections for the fourth quarter.

     However, as a result of the recent turmoil, it is difficult to expect employees and customers to continue to respond in the positive fashion we were experiencing prior to October 17. It is my opinion that as a result of the precipitous action of the Board on that date, we can anticipate the mortgage banking unit's losing money in the fourth quarter, rather than breaking even or making a profit. Employee morale is extremely low, with employees fearful that the mortgage banking unit will be eliminated altogether and they will lose their jobs. In addition, I understand that the Company has begun to lose business as competitors suggest to customers and prospects that our mortgage banking unit is going out of business.

     As for costs at the holding company level, Mr. Whelchel again has not described the full circumstances. A large percentage of the $960,000 in annualized costs for 1996 consists of interest expense incurred by the holding company to help finance the operating units. The operating units reimburse the holding company for a portion of this expense, providing the holding company with interest income. Based on unaudited numbers through August 31, 1996, the holding company can expect annualized interest income for 1996 of approximately $265,000. This interest income offsets approximately 27.5% of the holding company expenses identified by Mr. Whelchel. If the annualized interest income to the holding company is deducted from Mr. Whelchel's 1996 annualized figures, then the net annualized expenses for 1996 are only $695,000. While it is correct that non-interest expenses at the holding company increased significantly during the twelve months ending August 31, 1996 (by approximately 31%), the Company's assets grew during the same period from approximately $70.9 million to $108 million -- a growth of about 52%.

     The growth in non-interest expense at the holding company level has come in large part from additions to personnel. In criticizing the growth of these expenses, Mr. Whelchel ignores the fact that a business is not as likely to grow successfully unless it attracts and retains first quality professional staff. To service the needs of our three growing subsidiaries, the previous management team felt it prudent to add a professional staff member in each of the following areas where we previously did not have a single dedicated staff member at any level in the organization: human resources, information systems, internal audit and compliance. Such personnel were hired at the holding company level because that was obviously more cost-effective than hiring staff in each of these areas for each subsidiary. Mr. Whelchel's implicit complaint about these personnel expenses seems to suggest that either he would prefer the Company to take the less cost-effective approach and hire professional staff at each subsidiary, or he would have the Company do without management expertise in these areas altogether. Neither approach makes sense to me. Mr. Whelchel's failure to recognize these considerations is disturbing, and has apparently led him to the conclusion that costs must be cut by reducing management personnel -- to the point that I am concerned the Company could be left without the experienced industry professionals needed to guide it. This would be a dangerous state of affairs for the Company.

     As many of you know, I am one of the Company's founders, the second largest shareholder and continue to be a director. I personally raised a large portion of the Company's capital. There can be no doubt that I have a significant continuing stake in the Company's welfare. I believe Mr. Whelchel's plan to limit the Company to a community focus is riskier and offers less growth and profit potential than continued pursuit of a full service regional financial services business. Mr. Whelchel's letter of October 25 suggests to me that he does not fully appreciate the complexities of the Company's business, notwithstanding the frequent Board meetings (25 days of meetings in the last 24 months alone) at which previous management kept the Board fully informed about the Company's activities and position. Mr. Whelchel's letter has not been totally candid about the situation at the mortgage banking unit, nor about the level of holding company expenses. In my view, his plan merely to "evaluate" the situation for an unspecified period of time threatens to disrupt the Company's relationships with its customers, employees and financing sources. If the Company adopts Mr. Whelchel's proposal, it will abandon a promising strategy for maximizing long term shareholder value. Every shareholder should be deeply concerned about such a prospect.

     For the reasons outlined above, as well as many others not mentioned in this letter, I feel a very strong obligation to make my views known regarding this potentially disastrous situation. If you share my concerns, you may wish to contact the Board directly. I am presently considering what additional action I may take. On the advice of counsel, I am also filing with the U.S. Securities and Exchange Commission certain forms that may be required under the federal securities laws, specifically a Schedule 13D and certain information required under Regulation 14A, regarding, among other things, my current intentions in this matter.

                                          Sincerely,

                                          Gregory S. Junkin

cc:  Bruce N. Hawthorne, Esq.
     M. Robert Thornton, Esq.

                                     NOTICE

     This communication has been provided by Gregory S. Junkin, a director of the Company and a beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 105,653 shares of Common Stock of the Company (including shares that may be acquired pursuant to warrants or options).